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                                                                   EXHIBIT 10(y)

                              MANAGEMENT AGREEMENT

     This Management Agreement ("Agreement") is made this 31st day of May, 2002, by and between Prospector Gaming Enterprises, Inc., a Nevada corporation (PGE) and Last Chance, Inc., a Nevada corporation ("Last Chance").

RECITALS:

     A. Capitalized terms used in this Lease and not otherwise defined shall have the meanings ascribed to such terms in the Asset Purchase Agreement executed by the parties on December 27, 2001.

     B. Pursuant to the Asset Purchase Agreement, PGE has made application to Atlantic Richfield Company (ARCO) to transfer the ARCO Petroleum Agreements to Last Chance but has been advised that ARCO will not be able to process the application prior to the Closing.

     C. The parties have elected to proceed to Closing on all other terms of the Integrated Agreements and to await action by ARCO on the transfer of the ARCO Petroleum Agreements under the terms of this Agreement.

     NOW WHEREFORE, in consideration of the foregoing Recitals, the mutual considerations, covenants and agreements provided below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the PGE and Last Chance agree as follows:

     1. Management. PGE hereby hires Last Chance to manage, operate and maintain its business of marketing ARCO brand motor fuels at the Gold Ranch Casino and RV Resort under and pursuant to the Contract Dealer Gasoline Agreement of January 12, 1998, as amended, between PGE and ARCO (Dealer Agreement).

     2. Compensation and Expenses. Last Chance shall perform its obligations hereunder at its sole cost and expense and shall be entitled to retain the proceeds of all sales and all other revenue generated under the Dealer Agreement.

     3. Term. This Agreement shall terminate upon the earlier to occur of the following events: (i) the approval by ARCO of the transfer by PGE of the ARCO Petroleum Agreements to Last Chance; or (ii) the refusal by ARCO to approve such transfer. In the event that ARCO fails to approve the transfer, PGE shall, at its sole cost and expense, (i) use its best efforts to defend any claim for acceleration of the promissory note given by PGE to ARCO under and pursuant to the Loan Agreement between PGE and ARCO (ARCO Loan) and any default under the Dealer Agreement, and (ii) indemnify, protect and defend Last Chance from and against any liability therefor. In the event that PGE is ultimately held liable on the note and pays that obligation, Last Chance shall reimburse PGE for such payment to the extent that Last Chance receives the improvements and equipment purchased by PGE with the proceeds of the ARCO Loan. In the event that Last Chance receives less than all of such improvements and equipment, its obligation to reimburse PGE hereunder shall be pro rated accordingly.

       Last Chance, Inc.                  Prospector Gaming Enterprises, Inc.


       /s/  Ferenc B. Szony               /s/ Peter Stremmel

       Ferenc B. Szony, President         Peter Stremmel, President